Exhibit 99.1

Contacts:

Kimberly McWaters Chief Executive Officer, President Universal Technical Institute, Inc. (623) 445-9500	Valerie Monaco Public Relations Manager Universal Technical Institute, Inc. (623) 445-0841

Universal Technical Institute Announces Departure of Chief Financial Officer

PHOENIX – Dec 18, 2007 – Universal Technical Institute Inc. (NYSE: UTI), a provider of technical education training, today announced that Jennifer L. Haslip, Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, will be leaving the Company on or about March 31, 2008. The Company has commenced a search for a replacement and anticipates Ms. Haslip will continue working with the Company in the same capacity, until such time as a replacement is identified and fully integrated.

“Jennifer has made significant contributions to UTI over the past 10 years in various, important financial roles. As Chief Financial Officer since 2002, she added great value to UTI, especially related to the transition from a private to a public Company. I am very grateful to Jennifer for her many contributions over the years and appreciate her assistance during the transition to name a Chief Financial Officer who will help lead the company through its next stage of development,” said President and CEO, Kimberly McWaters.

About Universal Technical Institute
Universal Technical Institute is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 18 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Safe Harbor Statement
Statements in this news release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.